Exhibit 99.1

FIRST NATIONAL CORPORATION

January 27, 2004

PRESS RELEASE

Fourth Quarter and Year to Date 2003 Earnings

First National Corporation (OTCBB: FXNC) reported net income of $3.3 million or $2.23 per basic and diluted share for the year ended December 31, 2003.  This is an 11% increase over the $3.0 million net income for the year ended December 31, 2002 and an 18% increase over the $1.89 per basic and diluted share for the year ended December 31, 2002.  The return on average equity and average assets was 14.37% and 1.05%, respectively, for the year ended December 31, 2003, compared to 12.99% and 1.09%, respectively, for the year ended December 31, 2002.

Total assets increased 16% to $343.6 million at December 31, 2003 from $295.9 million at December 31, 2002.  The majority of the asset growth occurred in the loan portfolio.  Total loans, net of the allowance for loan losses, increased 17% from $210.4 million at December 31, 2002 to $245.6 million at December 31, 2003.  Non-performing loans totaled $170,676 at December 31, 2003 compared to $191,854 at December 31, 2002.  The loan loss provision was $705,000 for the year ended December 31, 2003 and $405,000 at the end of 2002.  The allowance for loan losses was $2,546,953 or 1.03% of total loans outstanding.  Net charge-offs were $319,669 for the year ended December 31, 2003 compared to $219,294 for the year ended December 31, 2002.  The ratio of loans past due greater than 30 days to total loans decreased to 1.06% at December 31, 2003 compared to 2.62% at December 31, 2 002.  Securities available for sale increased 31% to $70.9 million at December 31, 2003 from $54.0 million at December 31, 2002.

Total deposits increased 14% or $34.8 million to $277.8 million at December 31, 2003 from $243.0 million at December 31, 2002.  Noninterest-bearing deposits increased to $56.0 million at December 31, 2003 from $36.6 million at December 31, 2002, which contributed to 56% of the growth in total deposits.  Federal Home Loan Bank advances were $36.3 million at December 31, 2003 compared to $26.3 million at December 31, 2002.

Shareholders’ equity was $23.5 million at December 31, 2003, a decrease of 3% over the December 31, 2002 balance of $24.3 million.  In February 2003, the Corporation acquired 59,000 shares of its common stock at $41.50 per common share totaling $2.4 million.  The book value of the Corporation at December 31, 2003 was $16.08 per share.  Total common shares outstanding were 1,462,062 at December 31, 2003. Cash dividends paid during the years ended December 31, 2003 and 2002 were $0.77 per share and $0.69 per share, respectively.

First National Corporation is a financial holding company headquartered in Strasburg, Virginia and is the holding company of First Bank.  First Bank owns First Bank Financial Services, Inc., which invests in partnerships that provide title insurance, and investment services.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley located throughout the counties of Shenandoah, Warren, and Frederick.  The information provided in this press release has not been audited.

Market makers include:  SNL Securities, Patrick Baird & Co., Davenport & Company, LLC, F.J. Morrissey & Co., Ferris, Baker, Watts, Inc., Hill, Thompson, Magid, L.P., Koonce Securities, McKinnon & Company, Inc., Merrill Lynch, Monroe Securities, Ryan Beck & Co., Inc., Wheat First Union, Scott & Stringfellow, GVRC, and Interactive Data.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121

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